New Perspective Fund 333 South Hope Street Los Angeles, CA 90071 Telephone (213) 486-9200 Fax (213) 486-9455

March 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$317,923
Class B	$323
Class C	$3,414
Class F1	$10,847
Class F2	$11,587
Total	$344,094
Class 529-A	$11,820
Class 529-B	$0
Class 529-C	$777
Class 529-E	$461
Class 529-F1	$470
Class R-1	$273
Class R-2	$1,870
Class R-3	$10,925
Class R-4	$14,941
Class R-5	$16,866
Class R-6	$57,657
Total	$116,060

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3310
Class B	$0.0294
Class C	$0.0865
Class F1	$0.3207
Class F2	$0.4216
Class 529-A	$0.3140
Class 529-B	$0.0000
Class 529-C	$0.0864
Class 529-E	$0.2376
Class 529-F1	$0.3790
Class R-1	$0.1022
Class R-2	$0.1054
Class R-3	$0.2489
Class R-4	$0.3380
Class R-5	$0.4223
Class R-6	$0.4382

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	961,337
Class B	9,742
Class C	39,031
Class F1	35,541
Class F2	28,408
Total	1,074,059
Class 529-A	38,249
Class 529-B	1,350
Class 529-C	9,025
Class 529-E	1,928
Class 529-F1	1,315
Class R-1	2,597
Class R-2	17,559
Class R-3	45,177
Class R-4	45,285
Class R-5	42,323
Class R-6	143,566
Total	348,374

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$33.19
Class B	$32.86
Class C	$32.34
Class F1	$33.04
Class F2	$33.16
Class 529-A	$32.91
Class 529-B	$32.63
Class 529-C	$32.35
Class 529-E	$32.66
Class 529-F1	$32.86
Class R-1	$32.13
Class R-2	$32.35
Class R-3	$32.62
Class R-4	$32.86
Class R-5	$33.18
Class R-6	$33.22